Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 27th day of February 2018 (the "Effective Date", by and between Riot Blockchain Canada Inc., a company incorporated in British Columbia with a registered and records office at Suite 2300 – 550 Burrard Street, Vancouver, British Columbia ("Company") and wholly-owned subsidiary of Riot Blockchain, Inc. ("Parent") and Robby Chang, an individual ("Executive").
W I T N E S S E T H:
WHEREAS, the Executive desires to be employed by the Company and to serve as the Chief Financial Officer of Parent and Company and the Company wishes to employ the Executive in such capacity.
NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:
1.        Employment and Duties.  The Company agrees to employ and the Executive agrees to serve as the Chief Financial Officer.  The duties and responsibilities of the Executive shall include the duties and responsibilities as the Parent's Board of Directors ("Board") and Parent's Chief Executive Officer may from time to time assign to the Executive, which includes the preparation and signing of the Parent's SEC filings and reports as Principal Accounting Officer commencing with the fiscal quarter ended March 31, 2018 and thereafter, including all certifications required under the Sarbanes Oxley Act of 2002.  The Executive shall have the authority to hire and build a financial reporting team for the Company going forward.
The Executive shall devote his full-time service and attention  to the business and affairs of the Company and its subsidiaries.  Nothing in this Section 1 shall prohibit the Executive from:  (A) serving as a director or member of any other board that does not compete with the Company; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations; or (E) performing advisory activities that are not in competition with the Company.
2.        Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement.  "Employment Period" shall mean the initial two (2) year term plus renewals, if any.
3.        Place of Employment.  The Executive's services shall be performed at such location or locations as Executive shall determine, in his sole discretion.  Executive shall not be required to relocate but shall be responsible for performing services at the location of the Parent's principal offices from time to time.
4.        Base Salary.  The Company agrees to pay the Executive a base salary ("Base Salary") of USD $250,000 per annum.  Annual adjustments after the first year of the Employment Period shall be determined by the Board. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices and subject to regular statutory deductions.

5.        Bonuses.
(a)        Annual Bonus.  The Executive shall be eligible to receive an annual bonus the ("Annual Bonus") as determined by the Compensation Committee or the Board of Directors of the Company (the "Compensation Committee") in an amount equal to up to 100% of the Executive's annualized Base Salary. The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company's annual audit and public announcement of such results and shall be paid promptly following the Company's announcement of earnings. The Annual Bonus shall be paid no later than the fifteenth (15th) day of March in the following calendar year. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based upon his final day of employment, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based and payable in cash. Notwithstanding the foregoing, upon termination of employment, the Executive is not entitled to any payment of Annual Bonus during any period of notice of resignation or termination of employment in excess of the minimum period of notice prescribed by the Employment Standards Act, 2000 ("ESA"). All Annual Bonus payments comprise a base amount and vacation pay thereon. Accordingly, no additional amount is payable on Annual Bonus amounts in respect of vacation pay.
(b)        Equity Awards.  The Executive shall be eligible for such grants of awards under the Parent's  incentive plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the "Plan") as the Compensation Committee or Board may from time to time determine (the "Share Awards").  On the Effective Date, the Executive shall be issued the Share Awards set forth on Schedule I attached hereto.  Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.
6.        Severance Compensation.   Upon termination of employment of the Executive for any reason, the Executive shall be entitled to:  (A) all Base Salary earned through the date of termination to be paid according to Section 4; (B) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; (C) any accrued but unused vacation time through the termination date in accordance with Company policy; and (D) any Annual Bonuses earned through the date of termination to be paid according to Section 5(a); and (E) all Share Awards earned and vested prior to termination.
Additionally, if the Executive's employment is terminated without cause by the Parent or Company, the Executive shall be entitled to receive
a.
the greater of: (i) cash amount equivalent to six (6) months of Base Salary at the rate in effect at the time of termination (herein the "Separation Payment"); and (ii) the Executive's minimum entitlement to notice, pay in lieu of notice, severance pay (if applicable), vacation pay and any additional minimum entitlement pursuant to the ESA. In the event that payment is made to the Executive pursuant to Section 6(a)(i), subject to the terms hereof and the ESA, one-half (1/2) of the Separation Payment shall be paid within thirty (30) days of the Executive's termination of employment ("Initial Payment"), provided that the Executive has executed a release as outlined below; and the balance of the Separation Payment shall be paid in substantially equal installments on the Company's regular payroll dates beginning with the first payroll date coincident with or immediately following the Initial Payment and ending with the last payroll date that occurs in the third calendar year beginning after the Executive's termination of employment.

b.	The Executive will be entitled to continued group insurance benefit coverage for the period required by the ESA. No further coverage will be provided.

c.
It is intended that the termination provisions of this Agreement include the Executive's full entitlement to termination and/or severance pay pursuant to the ESA, and any entitlement to payment of damages at common law. No further amount of notice, severance pay, or pay in lieu of notice pursuant to the ESA or at common law will be payable. In the event that the Executive's full entitlement under the ESA exceeds these contractual provisions, then those entitlements shall replace these provisions and no further entitlements or payments are due to the Executive pursuant to the ESA or at common law. In no case will the total payments and provision of benefits made to the Executive in respect of the termination of his employment be less than the amount payable and entitlements due to the Executive pursuant to the ESA.

d.
The provisions of this Agreement in respect of the termination of the Executive's employment without Cause shall remain in full force and effect throughout the period of the Executive's employment notwithstanding the length of that employment and any changes in the Executive's employment, including changes in his/her title, position, duties, level of responsibility, reporting structure, remuneration, and location.

e.
The payment to the Executive of any amounts in excess of the amounts owing to the Executive pursuant to the ESA and arising as a result of the termination of the Executive's employment are conditional upon the execution by the Executive of a full and final release of all claims and possible claims, in a form acceptable to the Company. Such full and final release shall include provisions requiring the Executive to maintain the confidentiality of the terms of this Agreement and the affirmation of the continuance of the Employee's obligations following the end of his employment as outlined in this Agreement.

f.	In the event of a change of control, all outstanding options, warrants, and restricted stock units will immediately and fully vest with no restrictions.
7.        Clawback Rights.  The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the "Clawback Benefits") shall be subject to "Clawback Rights" as follows:  during the period that the Executive is employed by the Company and  upon the termination of the Executive's employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company's financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment.  The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive.  The Clawback Rights shall terminate following a Change of Control as defined in Section 12(f), subject to applicable law, rules and regulations.  For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the applicable securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared ("Restatements").
8.        Expenses.  The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. Upon signing, the Company agrees to pay the Executive three thousand (USD $3,000.00) dollars for expenses relating to initial setup of his office.
9.        Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement, and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees and/or its senior executive officers.

The Company shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and fifty percent (50%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive's family.
The Executive shall be entitled to air travel as is reasonable and necessary for the performance of his duties and responsibilities, in accordance with the Company's policies as approved by the Board.
10.        Vacation.  During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 20 paid vacation days per year.  Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than fifteen (15) consecutive days shall be taken at any one time without Company approval in advance.
11.        Intentionally Omitted.
12.        Termination of Employment.
(a)         Death.  If the Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company's obligations to the Executive's estate shall be those set forth in Section 6 regarding severance compensation.
(b)        Cause.
(1)        At any time during the Employment Period, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement and subject to the ESA, "Cause" shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from the Executive's death) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty to any criminal offence, regulatory offence or other proceeding which relates to or reflects on the Company's business or reputation; or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 12(b)(1) shall not be subject to cure.
(2)        For purposes of this Section 12(b), no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.  Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event.  After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive).  After providing the written demand regarding substantial performance, the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.
(3)        Upon termination of this Agreement for Cause, subject to the ESA, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all federal and provincial taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

(c)        For Good Reason or a Change of Control or Without Cause.
(1)        At any time during the term of this Agreement and subject to the conditions set forth in Section 12(c)(2) below the Executive may terminate this Agreement and the Executive's employment with the Company for "Good Reason" or for a "Change of Control" (as defined in Section 12(e)).  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the title Chief Financial Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; (C) material breach by the Company of this Agreement; (D) any material decrease in Base Salary; or (E) a relocation of more than fifty (50) miles.
(2)        The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.  In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 12(c)(1), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 12(c)(1).  In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 12(c)(1), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.
(3)        In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or for a Change of Control or the Company terminates this Agreement and the Executive's employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors) the severance compensation set forth in Section 6 above.  The Company shall deduct, from all payments made hereunder, all federal and provincial taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.
 (4)        The Executive shall not be required to mitigate the amount of any payment provided for in this Section 12(c) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12(c) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.
(d)        Without "Good Reason" by the Executive.  At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement or the Executive's employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all federal and provincial taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

(e)        Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any one or more of the following: (i) the acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of Multilateral Instrument 62-104, Takeover Bids and Issuer Bids (or any successor instrument thereto), of common shares of the Company which, when added to all other common shares of the Company at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than fifty percent (50%) of the outstanding common shares of the Company; (ii) a merger, consolidation, plan of arrangement or reorganization of the Company that results in the beneficial, direct or indirect transfer of more than fifty percent (50%) of the total voting power of the resulting entity's outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person that have, beneficially, directly or indirectly, more than fifty percent (50%) of the total voting power prior to such transaction; (iii) the consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or (iv) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.
(f)        Any termination of the Executive's employment by the Company or by the Executive (other than termination by reason of the Executive's death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.
13.        Confidential Information.
(a)        Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive.  The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 13 shall survive the termination of the Executive's employment hereunder.
(b)        The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.
 In the event that the Executive's employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

14.        Non-Competition.  Executive hereby covenants and agrees that for a period of four months following the termination of the Employment Period, unless such Employment Period is terminated by the Company without Cause, Executive will not, without the prior written consent of the Company, indirectly or directly, on his own behalf or in the service or on behalf of others, whether or not for compensation, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise or engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business of the Company in the Covered Area. For purposes of this Agreement (i) "Competing Business" means any company engaging in cryptocurrency or data center operations. For purposes of this Agreement (ii) "Covered Area" means all geographical areas of the United States and other Foreign jurisdictions where the Company has offices, manufactures or may contemplate offices or manufacturing of related products and/or sells its products directly or in-directly through distributors and/or other sales agents. For purposes of this Agreement (iii) the provisions of this Section 14 will not apply to existing advisory roles or passive investments representing less than 1% equity in a Competing Business.
15.        Miscellaneous.
 (a)        Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.
(b)        During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent possible in accordance with applicable laws and by Company's bylaws and (ii) shall cover the Executive under the Company's directors' and officers' liability insurance on the same basis as it covers other senior executive officers and directors of the Company.
(c)        This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(d)        This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
(e)        The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)        All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Purolator) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)        This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the parties, including but not limited to matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada as applicable within without reference to principles of conflicts of laws.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising between the parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Ontario court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding arising between the parties, including but not limited to matters arising under or in connection with this Agreement, venue shall lie solely in any Ontario court.  The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney's fees and costs.
(h)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
(i)        The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.
(j)        The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

RIOT BLOCKCHAIN CANADA INC. By: Name: ____________________________ Title: ________________________ Date Signed: _______________________
Executive: ROBBY CHANG Date Signed: _________________________

SCHEDULE I
•	Restricted Stock Award of 60,000 shares of common stock which shall vest in 24 equal monthly installments, beginning on the one month anniversary of the Effective Date.